Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

Monday, March 9, 2015

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum
Lytham Partners, LLC
602-889-9700

INFUSYSTEM HOLDINGS, INC. REPORTS 2014 FINANCIAL RESULTS

2014 Net Income UP 101%; 2014 Product Sales UP 23%; Total Revenue UP 7%

MADISON HEIGHTS, MICHIGAN, March 9, 2015—InfuSystem Holdings, Inc. (NYSE MKT: INFU), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, reported financial results today for the fourth quarter and full year ended December 31, 2014.

Highlights for full year 2014 included:

•	Net revenue increased 7% in 2014, primarily driven by a 5% increase in Rentals revenue and a 23% increase in Product Sales;

•	“Net Collected Revenues” for 2014 increased 9% to $60.7 million;

•	Gross Profit for 2014 increased approximately 8% versus 2013;

•	Net Income for the year increased 101% to $3.3 million, or $0.15 per share, versus Net Income of $1.7 million, or $0.08 per share, in the prior year;

•	InfuSystem’s electronic connectivity now includes 30 electronic medical record integrations with oncology infusion centers; 1,500 iPads deployed and more than 2,000 clinics connected to the InfuSystem Pump Portal;

•	Total rental pump fleet at December 31, 2014 stood in excess of 46,000 pumps, a 6,000 unit increase from 2013.

Revenue for the full year ended December 31, 2014 was $66.5 million, a 7% increase over 2013. Net revenue from rentals in 2014 increased 5% while net revenue from product sales increased 23% over 2013. Gross profit margin for the year increased to 71%, up from 70% in 2013. The number of billings for the year increased 9%, with the mix of in- and out-of-network billings versus patient-pay and payor mix impacted by the Affordable Care Act, and consequently, inhibiting revenue growth. Product sales for full year were positively impacted by a large pump sale during the first quarter of 2014 which resulted in additional revenues of approximately $0.9 million. Revenues less bad debt or, “net collected revenues,” for 2014 was $60.7 million compared to last year’s $55.7 million, an increase of 9%. Net Income for the year increased 101% to $3.3 million, or $0.15 per share, versus net income of $1.7 million, or $0.08 per share, in the prior year.

Eric K. Steen, chief executive officer of InfuSystem, said, “We are pleased that we continued to make significant operational and financial progress in 2014. The conclusion of the fiscal year and the fourth quarter represented our 10th consecutive profitable quarter. During the year, we made substantial headway on our primary strategic initiative of connecting electronically with our customers. We ended the year with electronic medical records (EMR) connectivity at 30 oncology infusion centers throughout North America, up from zero in the prior year. Providing our customers with connectivity solutions has led to approximately 52% of all orders now being received electronically, dramatically increasing operational efficiencies and productivity. During the year we expanded our mix of products and services, including new treatment areas, we added to our portfolio of payor contracts, we invested in our pump fleet and expanded our sales force in new service areas. All of this was accomplished as we continued growing our business in all areas, including rentals, service, leasing, and the sales of both equipment and disposable products.

“During the year, we expanded our pump rental fleet by almost 6,000 pumps and added sales and servicing personnel in our new post-surgical Pain Management service area with the goal of driving revenue growth. We have increased our focus on Managed Care and Federal Exchange contracting, with the end result of our net collected revenue for rentals increasing 12% in 2014.”

Mr. Steen concluded, “With the changing landscape of our payor mix, we have shifted to a more focused approach on net collected revenues versus total revenues. We successfully executed on a key strategic initiative of driving profitable growth in 2014. Net collected revenues for 2014 was $60.7 million compared to last year’s $55.7 million, an increase of 9%. We are pleased with the operational progress that was achieved in 2014 and we look forward to building on that momentum in 2015 and the coming years.”

For the twelve months ended December 31, 2014, Adjusted EBITDA increased $0.1 million to $16.1 million compared to the same prior year period, despite the increased investments in IT and Pain Management, the write-off of pumps, and severance - all totaling $1.3 million. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation table for Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Fourth quarter 2014 revenue was $16.3 million, compared to $17.2 million in the fourth quarter of 2013, primarily due to a large one-time pump sale in the fourth quarter of 2013. Improvements in payor contracts and collections pushed bad debt down $0.8 million from the prior period, bringing net collected revenues for the fourth quarter 2014 to $15.3 million, in line with the prior year period’s amount of $15.4 million.

Gross profit for the fourth quarter 2014, was consistent with the same prior year period. For the year ended December 31, 2014, gross profit was $47.4 million, an increase of $3.7 million, or 8%, over the same prior year period, largely attributable to the increase in rental and product sales revenue during the year. Offsetting these additional revenues was the aforementioned low margin and opportunistic pump sale made during the first quarter of 2014. The increase in gross profit from 70% to 71% of revenues for the period is mainly due to decreases in costs – mainly in depreciation due to the change in depreciable lives for pumps from five to seven years – offset by the aforementioned changes in revenue mix.

Selling and marketing expenses were $2.0 million compared to $2.4 million for the three months ended December 31, 2013. Year-to-date selling and marketing expenses were up $0.1 million over the same prior year period, but as a percentage of total revenues such expenses are down from 16% to 15% for the same comparable periods, continuing our leverage on selling expenses. Adjusted EBITDA was $4.6 million for the fourth quarter of 2014 compared to $4.7 million in the same prior year period.

The change in the estimated useful life of the Company’s medical equipment, which occurred in the first quarter of this year, was accounted for as a change in accounting estimate, on a prospective basis, effective January 1, 2014. The change in estimated useful life resulted in $0.5 million less in depreciation expense for the quarter ended December 31, 2014 than otherwise would have been recorded. As a result, cost of revenues in fourth quarter 2014 is $0.5 million less than the same prior year period and is $1.9 million less for the full year 2014 compared to 2013.

Financial Condition

Net cash provided by operations for the full year ended December 31, 2014 was $7.3 million compared to cash generated of $7.5 million for the prior year period.

As of December 31, 2014, the Company had cash and cash equivalents of $0.5 million and $6.6 million of availability on its revolving line-of-credit compared to $1.1 million of cash and cash equivalents and $5.9 million of availability on its revolving line-of-credit as of December 31, 2013. Total debt less cash on hand (“Net Debt”) as of December 31, 2014 was $25.0 million compared to the previous fiscal year of $25.6 million.

“We will continue to invest in the future to provide state-of-the-art solutions for our customers, expand market share, and drive revenue growth. During 2014, we invested more than $3 million in IT and $6 million in our pump fleet, while maintaining liquidity at the $7 million level.” said Jonathan P. Foster, chief financial officer. “Our investment will continue to focus on growth in recurring rental revenues, especially collected revenues. Our next priority is lowering net debt balances. With our stronger operating performance, we look forward to reducing our cost of debt in the first half of 2015.”

Guidance

The Company maintained 2015 Guidance of high single digit revenue growth. It is important to note that the Company’s Form 10-K for the year ended December 31, 2014, includes comments regarding the recent announcements by the Centers for Medicare and Medicaid Services (“CMS”) and seasonality.

Conference Call

The Company will conduct a conference call for investors on Monday, March 9, 2015 at 4:30 p.m. Eastern Time to discuss year end performance and results. Eric K. Steen, chief executive officer, Jan Skonieczny, chief operating officer, and Jonathan P. Foster, chief financial officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free 800-447-0521 and use the confirmation number 39110816. The release will be available on most financial websites. Additionally, a Web replay will be available on the Company’s website for 30 days.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP information. It is management’s intent to provide non-GAAP financial information in order to enhance readers’ understanding of its consolidated financial information as prepared in accordance with GAAP. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure and the corresponding GAAP financial measure are presented so as to not imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies. Additional information about non-GAAP financial measures and a reconciliation of those measures to the most directly comparable GAAP measures are included in a schedule to this release.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Texas and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including rates, payor mix and CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on our Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. regulatory changes and healthcare reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014. Our annual report on Form 10-K is available on the SEC’s EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date of this report. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	December 31, 2014	December 31, 2013

ASSETS
Current Assets:
Cash and cash equivalents	$515	$1,138
Accounts receivable, less allowance for doubtful accounts of $4,739 and $4,774 at December 31, 2014 and December 31, 2013, respectively	10,300	10,697
Inventories	1,758	1,234
Other current assets	633	518
Deferred income taxes	2,252	2,296

Total Current Assets	15,458	15,883
Medical equipment held for sale or rental	2,255	3,664
Medical equipment in rental service, net of accumulated depreciation	19,814	14,438
Property & equipment, net of accumulated depreciation	2,451	872
Deferred debt issuance costs, net	1,194	1,817
Intangible assets, net	25,073	24,182
Deferred income taxes	13,756	16,300
Other assets	212	217

Total Assets	$80,213	$77,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,215	$4,736
Current portion of long-term debt	6,452	5,118
Other current liabilities	3,062	3,187

Total Current Liabilities	14,729	13,041
Long-term debt, net of current portion	19,032	21,609

Total Liabilities	33,761	34,650

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 22,506,420 and 22,308,730, as of December 31, 2014 and issued and outstanding 22,158,041 and 21,960,351, as of December 31, 2013, respectively.	2	2
Additional paid-in capital	90,155	89,783
Accumulated other comprehensive loss	—	—
Retained deficit	(43,705)	(47,062)

Total Stockholders’ Equity	46,452	42,723

Total Liabilities and Stockholders’ Equity	$80,213	$77,373

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,
(in thousands, except share data)	2014	2013	2014	2013

Net revenues:
Rentals	$14,568	$14,406	$58,718	$55,962
Product sales	1,692	2,771	7,769	6,318

Net revenues	16,260	17,177	66,487	62,280

Cost of revenues:
Cost of revenues - Product, service and supply costs	3,141	3,100	12,165	11,274
Cost of revenues - Pump depreciation and loss on disposal	1,494	2,491	6,968	7,327

Gross profit	11,625	11,586	47,354	43,679

Selling, general and administrative expenses:
Provision for doubtful accounts	963	1,752	5,774	6,534
Amortization of intangibles	640	646	2,516	2,618
Selling and marketing	1,983	2,377	9,745	9,658
General and administrative	5,265	4,351	19,988	18,973

Total selling, general and administrative:	8,851	9,126	38,023	37,783

Operating income	2,774	2,460	9,331	5,896

Other (expense) income:
Interest expense	(779)	(861)	(3,134)	(3,497)
Other (expense) income	(13)	(28)	13	301

Total other expense	(792)	(889)	(3,121)	(3,196)

Income before income taxes	1,982	1,571	6,210	2,700
Income tax expense	(946)	(707)	(2,853)	(1,031)

Net income	$1,036	$864	$3,357	$1,669

Net income per share:
Basic	$0.05	$0.04	$0.15	$0.08
Diluted	$0.05	$0.04	$0.15	$0.08
Weighted average shares outstanding:
Basic	22,290,864	21,917,582	22,154,199	21,868,379
Diluted	22,825,267	22,166,599	22,552,093	22,074,513

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013
OPERATING ACTIVITIES
Net income	$3,357	$1,669
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	5,774	6,534
Depreciation	3,626	5,415
Loss/(gain) on disposal of medical equipment	281	(47)
Gain on sale of medical equipment	(2,179)	(2,027)
Amortization of intangible assets	2,516	2,618
Amortization of deferred debt issuance costs	623	620
Stock-based compensation expense	576	1,120
Deferred income tax expense	2,588	1,180
Changes in Assets - (Increase)/Decrease:
Accounts receivable	(5,377)	(8,720)
Inventories	(524)	105
Other current assets	(115)	166
Other assets	140	(92)
Changes in Liabilities - Increase/(Decrease):
Accounts payable and other liabilities	(4,031)	(1,078)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,255	7,463

INVESTING ACTIVITIES
Purchases of medical equipment and property	(6,162)	(4,723)
Purchases of intangible assets	(3,543)	(1,239)
Proceeds from sale of medical equipment and property	6,867	3,800

NET CASH USED IN INVESTING ACTIVITIES	(2,838)	(2,162)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(66,689)	(4,504)
Cash proceeds from bank loans and revolving credit facility	61,853	36,166
Payments on revolving credit facility	—	(38,072)
Common stock repurchased to satisfy taxes on stock based compensation	(204)	(79)

NET CASH USED IN FINANCING ACTIVITIES	(5,040)	(6,489)

Net change in cash and cash equivalents	(623)	(1,188)
Cash and cash equivalents, beginning of year	1,138	2,326

Cash and cash equivalents, end of year	$515	$1,138

Reconciliation of GAAP to Non-GAAP Financial Measure

Non-GAAP Measure

Adjusted EBITDA is a non-GAAP financial measure defined as net income, adjusted for interest expense, income tax expense, depreciation, amortization, share-based compensation and strategic alternatives expense.

We believe that non-GAAP financial measures are important to enable investors to understand and evaluate our ongoing operating results. Accordingly, we include non-GAAP financial measures when reporting our financial results to shareholders and investors in order to provide them with an additional tool to evaluate our ongoing business operations. We believe that the non-GAAP financial measures are representative of comparative financial performance that reflects the economic substance of our current and ongoing business operations.

Although non-GAAP financial measures are often used to measure our operating results and assess our financial performance, they are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

We believe that our use of non-GAAP financial measures provides investors with the same key financial performance indicators that are utilized by management to assess our operating results, evaluate the business and make operational decisions on a prospective, going-forward basis. Hence, management provides disclosure of non-GAAP financial measures to give shareholders and potential investors an opportunity to see us as viewed by management, to assess us with some of the same tools that management utilizes internally and to be able to compare such information with prior periods. We believe that the presentation of GAAP financial measures alone would not provide our shareholders and potential investors with the ability to appropriately analyze our ongoing operational results and therefore expected future results. We believe that inclusion of non-GAAP financial measures provides investors with additional information to help them better understand our financial statements just as management utilizes these non-GAAP financial measures to better understand the business, manage budgets and allocate resources.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended December 31, 2014		Twelve Months Ended December 31, 2014
(in thousands)	2014	2013	2014	2013

Net income	$1,036	$864	$3,357	$1,669
Adjustments:
Interest Expense	779	861	3,134	3,497
Income Tax Expense	946	707	2,853	1,031
Depreciation	1,031	1,405	3,626	5,415
Amortization	640	646	2,516	2,618

EBITDA	$4,432	$4,483	$15,486	$14,230

Stock compensation	159	241	576	1,120
Strategic Alternatives	—	(41)	—	604

EBITDA - Adjusted	$4,591	$4,683	$16,062	$15,954